EXHIBIT 99.1
FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES THIRD QUARTER 2016 RESULTS
AND UPDATES FINANCIAL GUIDANCE

The Woodlands, Texas (November 7, 2016) - TETRA Technologies, Inc. (NYSE:TTI) (TETRA or the Company) today announced a consolidated third quarter 2016 net loss per share attributable to TETRA stockholders of $0.16, which compares to a net loss per share of $0.32 in the second quarter of 2016 and earnings per share of $0.12 in the third quarter of 2015.

TETRA's adjusted per share results attributable to TETRA stockholders for the third quarter of 2016, excluding Maritech and other charges, were a loss of $0.05, which compares to adjusted loss per share of $0.15 in the second quarter of 2016 and adjusted earnings per share of $0.17 in the third quarter of 2015, also excluding Maritech and other charges. Third quarter 2016 revenue of $176.6 million increased by 1% sequentially and declined 42% from the third quarter of 2015 primarily as a result of lower rig count. (Adjusted diluted earnings (loss) per share is a non-GAAP financial measure that is reconciled to the nearest GAAP measure in the accompanying schedules.)

Third Quarter 2016 Results
	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
	(In Thousands, Except per Share Amounts)
Revenue	$176,553	$175,660	$305,144
Net income (loss) attributable to TETRA stockholders	(15,009)	(26,574)	9,755
Adjusted EBITDA(1)	36,927	32,949	76,421
Diluted EPS attributable to TETRA stockholders	(0.16)	(0.32)	0.12
Adjusted diluted EPS attributable to TETRA stockholders(1)	(0.05)	(0.15)	0.17
Consolidated net cash provided (used) by operating activities	(7,933)	8,336	36,065
TETRA only adjusted free cash flow(1)	$(13,924)	$(8,773)	$30,176

(1)	Non-GAAP financial measures are reconciled to GAAP in the schedules below.

Highlights of the 2016 third quarter include:

•
Fluids operating margin improved sequentially to 14.1% from 0.7%, with income before tax improving to $8.8 million. Adjusted EBITDA margins improved sequentially to 26.2% from 13.6%, with adjusted EBITDA doubling to $16.4 million.

•
Offshore Services operating margin improved sequentially to 6.4% from 0.1%, with income before tax improving to $1.9 million. Adjusted EBITDA margins improved sequentially to 16.0% from 11.3%, with adjusted EBITDA improving by 58% to $4.7 million.

•	Production Testing revenues increased sequentially by 13% driven by North America land activity. Production Testing loss before tax was reduced to $4.2 million while Adjusted EBITDA loss was $452,000.

•
Compression operating margin deteriorated sequentially to a loss of 22.3% from a loss of 5.3%, with loss before tax deteriorating to $15.8 million primarily due to expenses from the recent equity offering and a non-cash charge from a revaluation of the convertible preferred notes. Adjusted EBITDA margins of 32.7% improved sequentially by 30 basis points.

•
CSI Compressco completed a convertible preferred equity offering for a total of $80 million and further amended its credit facility leverage covenants (to 5.95X through June, 2018) to provide incremental financial flexibility to manage through this downturn, converting their credit facility to an asset-based facility and reducing the amount of the credit facility from $340 million to $315 million.

•	TETRA only adjusted free cash flow was a use of cash of $13.9 million as customers delayed payments into the fourth quarter.

(1)	Non-GAAP financial measures are reconciled to GAAP in the schedules below.

Stuart M. Brightman, TETRA's President and Chief Executive Officer, stated, “Despite a continued challenging market environment we saw sequential adjusted EBITDA margin improvements in Fluids, Compression and Offshore Services, reflecting our market position in each of these segments. We also experienced sequential revenue improvements in Production Testing (up 13%), Offshore Services (up 12%) and Fluids (up 3%). Our Fluids division executed one TETRA CS Neptune® deep water Gulf of Mexico project during the third quarter, and expects to start another in the fourth quarter. While we are seeing improvements in activity on the U.S. onshore side that are benefiting our production testing, calcium chloride sales, water management and wellhead compression, we believe the offshore markets will continue to be challenging.

“Our Fluids Division’s revenues for the third quarter of 2016 were $62.6 million compared to $60.8 million in the second quarter of 2016. The traditional seasonal decline in Northern Europe chemical sales was more than offset by a TETRA CS Neptune project in the Gulf of Mexico and a strong rebound of water management activity in U.S. onshore markets, mainly in the Permian and Midcontinent Basins. Sequentially, water management revenue improved significantly, as onshore completions activity continues to rebound in these areas. This mix resulted in adjusted EBITDA margins improving to 26.2% in the third quarter compared to 13.6% in the second quarter. Going into the end of this year and early into next year, our expectations for the Fluids Division are that we will see increasing activity in the onshore North America markets but weaker deep water Gulf of Mexico activity.

“Third quarter 2016 revenue for our Production Testing Division improved 13% over the second quarter led by stronger activity levels in North America land and Saudi Arabia with the North America improvements reflecting the higher rig count and completions activity. Adjusted EBITDA was a loss of $452,000 compared to an adjusted EBITDA loss of $164,000 in the second quarter reflecting continued pricing pressures. We expect going into next year that we will continue to see improving activity in North America land, mainly in the Permian Basin, and internationally in Saudi Arabia.

“For the third quarter of 2016 our Compression Division reported adjusted EBITDA of $23.1 million, at 32.7% of revenue, compared to the second quarter of $24.7 million, or 32.4% of revenue. Utilization was 75.2%, compared to 75.8% in the second quarter, as the rate of decline in utilization appears to be slowing down given stronger activity levels in the Permian Basin. On October 21, 2016, CSI Compressco LP declared a cash distribution attributable to the third quarter of 2016 of $0.3775 per common unit, unchanged from the distribution attributable to the second quarter of this year. This distribution resulted in a coverage ratio of 0.99x for the third quarter of 2016.

“Our Offshore Service segment reported adjusted EBITDA of $4.7 million, or 16.0% of revenue, a 58% sequential improvement of $1.7 million over the second quarter and reflecting the seasonal peak of decommissioning activity in the Gulf of Mexico. We expect the fourth quarter of this year and the first quarter of next year to be weaker reflecting the weakness in customer spend during this downturn and the seasonal low of this market."

Free Cash Flow and Balance Sheet

TETRA only adjusted free cash flow in the third quarter was a use of cash of $13.9 million primarily as a result of delayed payments by a significant customer at quarter-end (which has been subsequently collected). TETRA only day’s sales outstanding increased from 61 days at the end of the second quarter to 73 days at the end of September.

During the third quarter, CSI Compressco completed offerings of its Series A Convertible Preferred Units for an aggregate of $80 million. This $80 million is reflected as a liability for U.S. GAAP reporting purposes although it is considered equity for reporting compliance with CSI Compressco’s revolving credit agreement.

CSI Compressco announced on November 4, 2016 an additional amendment to its credit facility whereby, among other changes, the leverage covenant has been increased from 5.75X to 5.95X through June, 2018 and to 5.75X through December 31, 2018 and the credit facility was changed to an asset-based facility. The credit limit was also reduced to $315 million from $340 million.

Special Charges and Maritech

Maritech reported a pre-tax loss of $0.6 million in the third quarter of 2016.

Special charges were $10.5 million in the quarter, which included the following:

•
$9.3 million related to the recent offerings by CSI Compressco of its Series A Convertible Preferred units (transaction related expenses of $3.0 million and a non-cash charge of $6.3 million for a mark to market valuation of the related liability).

•	$1.4 million of bad debt expenses and increased bad debt reserves to reflect the deteriorating financial conditions of some of our customers.

Financial Guidance

The forecast for full year 2016 TETRA only adjusted free cash flow will be impacted by the timing of year-end collections from some large projects that will negatively impact working capital as these projects are being pushed towards the end of the quarter. Partially as a result of these potential deferred collections, total year projected free cash flow is expected to be between $5 million and $15 million.

No reconciliation of the forecasted range of adjusted free cash flow for the full year 2016 is included in this release because the reconciliation would require presenting forecasted information for CSI Compressco that is not publicly disclosed.

Conference Call

TETRA will host a conference call to discuss third quarter 2016 results today, November 7, 2016, at 10:30 a.m. ET. The phone number for the call is (888) 347-5303. The conference will also be available by live audio webcast and may be accessed through TETRA's website at www.tetratec.com.

Investor Contact

TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)

Schedule A: Consolidated Income Statement
Schedule B: Financial Results By Segment
Schedule C: Consolidated Balance Sheet
Schedule D: Long-Term Debt
Schedule E: Second Quarter Special Charges
Schedule F: Non-GAAP Reconciliation to GAAP Financials
Schedule G: Non-GAAP Reconciliation to Adjusted Free Cash Flow
Schedule H: Non-GAAP Reconciliation of TETRA Net Debt

Company Overview and Forward Looking Statements

TETRA is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, production well testing, offshore rig cooling, compression services and equipment, and selected offshore services including well plugging and abandonment, decommissioning, and diving. TETRA owns an equity interest, including all of the general partner interest, in CSI Compressco LP (NASDAQ:CCLP), a master limited partnership.

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning expected results of operational business segments for 2016, anticipated benefits from CSI Compressco following the acquisition of CSI Compressco in 2014, including increases in cash distributions per unit, projections concerning the Company's business activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company, including the ability of CSI Compressco to successfully integrate the operations of CSI Compressco and recognize the anticipated benefits of the acquisition. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Schedule A: Consolidated Income Statement (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(In Thousands)
Revenues	$176,553	$305,144	$521,542	$872,555

Cost of sales, services, and rentals	115,948	195,701	361,982	569,755
Depreciation, amortization, and accretion	31,852	38,909	98,997	116,319
Impairments of long-lived assets	—	—	10,927	—
Total cost of revenues	147,800	234,610	471,906	686,074
Gross profit	28,753	70,534	49,636	186,481

General and administrative expense	28,589	40,910	89,381	113,651
Goodwill impairment	—	—	106,205	—
Interest expense, net	14,325	13,196	43,299	40,231
Other (income) expense, net	8,424	1,005	9,930	1,123
Income (loss) before taxes	(22,585)	15,423	(199,179)	31,476
Provision (benefit) for income taxes	1,443	4,687	1,804	8,997
Net income (loss)	(24,028)	10,736	(200,983)	22,479
Net (income) loss attributable to noncontrolling interest	9,019	(981)	71,075	(2,247)
Net income (loss) attributable to TETRA stockholders	$(15,009)	$9,755	$(129,908)	$20,232

Basic per share information:
Net income (loss) attributable to TETRA stockholders	$(0.16)	$0.12	$(1.53)	$0.26
Weighted average shares outstanding	91,746	79,219	85,093	79,098

Diluted per share information:
Net income (loss) attributable to TETRA stockholders	$(0.16)	$0.12	$(1.53)	$0.25
Weighted average shares outstanding	91,746	79,792	85,093	79,455

Schedule B: Financial Results By Segment (Unaudited)

	Three Months Ended September 30, 2016		Nine Months Ended September 30, 2016
	2016	2015	2016	2015
	(In Thousands)
Revenues by segment:
Fluids Division	$62,610	$110,587	$182,556	$332,850
Production Testing Division	15,065	28,942	48,320	100,885
Compression Division	70,718	128,926	228,504	358,270
Offshore Division
Offshore Services	29,239	37,882	65,604	85,396
Maritech	238	475	575	2,375
Intersegment eliminations	(297)	(429)	(813)	(3,609)
Offshore Division total	29,180	37,928	65,366	84,162
Eliminations and other	(1,020)	(1,239)	(3,204)	(3,612)
Total revenues	$176,553	$305,144	$521,542	$872,555

Gross profit (loss) by segment:
Fluids Division	$15,369	$41,704	$29,445	$107,424
Production Testing Division	(2,032)	926	(8,054)	7,703
Compression Division	12,353	22,163	33,035	66,100
Offshore Division
Offshore Services	3,459	7,296	(763)	6,017
Maritech	(297)	(1,331)	(3,709)	(30)
Intersegment eliminations	—	—	—	—
Offshore Division total	3,162	5,965	(4,472)	5,987
Corporate overhead and eliminations	(99)	(224)	(318)	(733)
Total gross profit	$28,753	$70,534	$49,636	$186,481

Income (loss) before taxes by segment:
Fluids Division	$8,835	$33,215	$8,931	$83,535
Production Testing Division	(4,222)	(4,528)	(27,924)	(4,961)
Compression Division	(15,766)	2,070	(124,506)	5,974
Offshore Division
Offshore Services	1,879	4,576	(5,792)	(1,977)
Maritech	(643)	(1,649)	(4,664)	(987)
Intersegment eliminations	—	—	—	—
Offshore Division total	1,236	2,927	(10,456)	(2,964)
Corporate overhead and eliminations	(12,668)	(18,261)	(45,224)	(50,108)
Total income (loss) before taxes	$(22,585)	$15,423	$(199,179)	$31,476

Please note that the above results by Segment are inclusive of the special charges and expenses. Please see Schedule E for details of those special charges and expenses.

Schedule C: Consolidated Balance Sheet (Unaudited)

	September 30, 2016	December 31, 2015
	(In Thousands)
Balance Sheet:
Cash (excluding restricted cash)	$22,210	$23,057
Accounts receivable, net	120,175	184,172
Inventories	128,405	117,009
Other current assets	26,649	29,791
PP&E, net	977,455	1,048,004
Other assets	97,156	234,169
Total assets	$1,372,050	$1,636,202

Current portion of decommissioning liabilities	$376	$14,570
Other current liabilities	114,526	170,676
Long-term debt (1)	738,032	853,228
Long-term portion of decommissioning liabilities	54,962	42,879
CCLP Series A Preferred	77,018	—
Other long-term liabilities	29,902	40,669
Equity	357,234	514,180
Total liabilities and equity	$1,372,050	$1,636,202
(1) Please see Schedule D for the individual debt obligations of TETRA and CSI Compressco LP.

Schedule D: Long-Term Debt

TETRA Technologies Inc. and its subsidiaries, excluding CSI Compressco LP and its subsidiaries, are obligated under a bank credit agreement and senior notes, neither of which are obligations of CSI Compressco LP and its subsidiaries. CSI Compressco LP and its subsidiaries are obligated under a separate bank credit agreement and senior notes, neither of which are obligations of TETRA and its other subsidiaries. Amounts presented are net of deferred financing costs.

	September 30, 2016	December 31, 2015
	(In Thousands)
TETRA
Bank revolving line of credit facility	$125,849	$21,572
TETRA Senior Notes at various rates	116,492	264,998
Other debt	—	50
TETRA total debt	242,341	286,620
Less current portion	—	(50)
TETRA total long-term debt	$242,341	$286,570

CSI Compressco LP
CCLP Bank Credit Facility	$176,567	$229,555
CCLP 7.25% Senior Notes	319,124	337,103
CCLP total debt	495,691	566,658
Less current portion	—	—
CCLP total long-term debt	$495,691	$566,658
Consolidated total long-term debt	$738,032	$853,228

Non-GAAP Financial Measures

In addition to financial results determined in accordance with GAAP, this press release includes the following non-GAAP financial measures for the Company: net debt, adjusted consolidated and segment income (loss) before taxes, excluding the Maritech segment and special charges; adjusted EBITDA; and adjusted free cash flow. The following schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Management believes that following the sale of essentially all of Maritech’s oil and gas properties, it is helpful to show the Company’s results excluding the impact of the costs and charges relating to the decommissioning of Maritech’s remaining properties since these results will show the Company’s historical results of operations on a basis consistent with expected future operations. Management also believes that the exclusion of the special charges from the historical results of operations enables management to evaluate more effectively the Company’s operations over the prior periods and to identify operating trends that could be obscured by the excluded items.

Adjusted income (loss) before taxes (and adjusted income (loss) before taxes as a percent of revenue) is defined as the Company’s (or its Segments’) income (loss) before taxes excluding certain special or other charges (or credits). Adjusted income (loss) before taxes (and adjusted income (loss) before taxes as a percent of revenue) is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

Adjusted diluted earnings (loss) per share is defined as the Company’s diluted earnings (loss) per share excluding certain special or other charges (or credits) and using a normalized effective income tax rate. Adjusted diluted earnings (loss) per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

Adjusted EBITDA (and Adjusted EBITDA as a percent of revenue) is defined as before interest, taxes, depreciation, amortization, impairments and special charges, and equity compensation. Adjusted EBITDA (and Adjusted EBITDA as a percent of revenue) is used by management as a supplemental financial measure to assess the financial performance of the Company’s assets, without regard to financing methods, capital structure or historical cost basis and to assess the Company’s ability to incur and service debt and fund capital expenditures.

TETRA only adjusted free cash flow is a non-GAAP measure that the Company defines as cash from TETRA’s operations, excluding cash settlements of Maritech AROs, less capital expenditures net of sales proceeds, and including cash distributions to TETRA from CSI Compressco LP. Management uses this supplemental financial measure to:

•	assess the Company’s ability to retire debt;

•	evaluate the capacity of the Company to further invest and grow; and

•	to measure the performance of the Company as compared to its peer group of companies.

TETRA only adjusted free cash flow does not necessarily imply residual cash flow available for discretionary expenditures, as it excludes cash requirements for debt service or other non-discretionary expenditures that are not deducted.

TETRA net debt is defined as the sum of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding the debt and cash of CSI Compressco LP. Management views TETRA net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

Schedule E: Third Quarter Special Charges

	Three Months Ended
	September 30, 2016
	Income (Loss) Before Tax	Provision (Benefit) for Tax	Noncont. Interest	Net Income Attributable to TETRA Stockholders	EPS
	(In Thousands, Except per Share Amounts)
Income (loss) attributable to TETRA stockholders, excluding unusual charges and Maritech	$(11,428)	$(3,428)	$(3,019)	$(4,981)	$(0.05)
Severance expense	(210)	(63)	(33)	(114)	0.00
Debt refinancing gain on early retirement	397	119	309	(31)	0.00
Allowance for doubtful accounts	(1,361)	(408)	(416)	(537)	(0.01)
Equity related expenses	(9,340)	(2,802)	(5,860)	(678)	(0.01)
Effect of deferred tax valuation allowance and other related tax adj.	—	8,025	—	(8,025)	(0.09)
Maritech profit (loss)	(643)	—	—	(643)	(0.01)
Net Income (loss) attributable to TETRA stockholders, as reported	$(22,585)	$1,443	$(9,019)	$(15,009)	$(0.16)

	June 30, 2016
	Income (Loss) Before Tax	Provision (Benefit) for Tax	Noncont. Interest	Net Income Attributable to TETRA Stockholders	EPS

Income (loss) attributable to TETRA stockholders, excluding unusual charges and Maritech	$(20,511)	$(6,154)	$(2,011)	$(12,346)	$(0.15)
Asset impairments	(365)	(109)	—	(256)	0.00
Severance expense	(595)	(179)	(170)	(246)	0.00
Debt refinancing cost	(2,582)	(775)	(469)	(1,338)	(0.02)
Effect of deferred tax valuation allowance and other related tax adj.	—	8,987	—	(8,987)	(0.11)
Maritech profit (loss)	(3,401)	—	—	(3,401)	(0.04)
Net Income (loss) attributable to TETRA stockholders, as reported	$(27,454)	$1,770	$(2,650)	$(26,574)	$(0.32)

	September 30, 2015
	Income (Loss) Before Tax	Provision (Benefit) for Tax	Noncont. Interest	Net Income Attributable to TETRA Stockholders	EPS

Income (loss) attributable to TETRA stockholders, excluding unusual charges and Maritech	$21,117	$6,335	$960	$13,822	$0.17
Severance expense	(375)	(113)	21	(283)	0.00
Allowance for bad debt	(2,570)	(771)	—	(1,799)	(0.02)
Brazil VAT audit	(1,100)	(330)	—	(770)	(0.01)
Effect of deferred tax valuation allowance and other related tax adj.	—	(434)	—	434	0.01
Maritech profit (loss)	(1,649)	—	—	(1,649)	(0.02)
Net Income (loss) attributable to TETRA stockholders, as reported	$15,423	$4,687	$981	$9,755	$0.12

Schedule F: Non-GAAP Reconciliation to GAAP Financials

	Three Months Ended
	September 30, 2016
	Income (Loss) Before Tax, as Reported	Impairments & Special Charges	Adjusted Income (Loss) Before Tax	Adjusted Interest Expense, Net(1)	Depreciation & Amortization	Equity Comp. Expense	Adjusted EBITDA
	(In Thousands)
Fluids Division	$8,835	$701	$9,536	$8	$6,873	$—	$16,417
Production Testing Division	(4,222)	26	(4,196)	(147)	3,891	—	(452)
Compression Division	(15,766)	10,497	(5,269)	9,763	17,830	774	23,098
Offshore Services Segment	1,879	11	1,890	—	2,793	—	4,683
Eliminations and other	(2)	—	(2)	—	(4)	—	(6)
Subtotal	(9,276)	11,235	1,959	9,624	31,383	774	43,740
Corporate and other	(12,666)	(721)	(13,387)	4,699	101	1,774	(6,813)
TETRA excluding Maritech	(21,942)	10,514	(11,428)	14,323	31,484	2,548	36,927
Maritech	(643)	—	(643)	2	368	—	(273)
Total TETRA	$(22,585)	$10,514	$(12,071)	$14,325	$31,852	$2,548	$36,654

	June 30, 2016
	Income (Loss) Before Tax, as Reported	Impairments & Special Charges	Adjusted Income (Loss) Before Tax	Adjusted Interest Expense, Net(1)	Depreciation & Amortization	Equity Comp. Expense	Adjusted EBITDA

Fluids Division	$454	$501	$955	$2	$7,326	$—	$8,283
Production Testing Division	(4,328)	131	(4,197)	(143)	4,176	—	(164)
Compression Division	(4,040)	984	(3,056)	8,148	18,753	825	24,670
Offshore Services Segment	37	56	93	—	2,865	—	2,958
Eliminations and other	3	—	3	—	(3)	—	—
Subtotal	(7,874)	1,672	(6,202)	8,007	33,117	825	35,747
Corporate and other	(16,179)	1,870	(14,309)	5,596	112	5,803	(2,798)
TETRA excluding Maritech	(24,053)	3,542	(20,511)	13,603	33,229	6,628	32,949
Maritech	(3,401)	—	(3,401)	10	309	—	(3,082)
Total TETRA	$(27,454)	$3,542	$(23,912)	$13,613	$33,538	$6,628	$29,867

	September 30, 2015
	Income (Loss) Before Tax, as Reported	Impairments & Special Charges	Adjusted Income (Loss) Before Tax	Interest Expense, Net	Depreciation & Amortization	Equity Comp. Expense	Adjusted EBITDA

Fluids Division	$33,215	$360	$33,575	$(15)	$8,735	$—	$42,295
Production Testing Division	(4,528)	3,124	(1,404)	4	5,999	—	4,599
Compression Division	2,070	43	2,113	8,897	20,648	455	32,113
Offshore Services Segment	4,576	507	5,083	—	2,879	—	7,962
Eliminations and other	5	—	5	—	(1)	—	4
Subtotal	35,338	4,034	39,372	8,886	38,260	455	86,973
Corporate and other	(18,266)	12	(18,255)	4,310	230	3,163	(10,551)
TETRA excluding Maritech	17,072	4,046	21,117	13,196	38,490	3,618	76,421
Maritech	(1,649)	—	(1,649)	—	419	—	(1,230)
Total TETRA	$15,423	$4,046	$19,468	$13,196	$38,909	$3,618	$75,191

(1)	Adjusted interest expense, net, for the three month period ended June 30, 2016, excludes $0.7 million of interest expense related to CCLP debt refinancing.

Schedule G: Non-GAAP Reconciliation to Adjusted Free Cash Flow

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
	(In Thousands)
Consolidated
Net cash provided by operating activities	$(7,933)	$8,336	$36,065
ARO settlements	324	64	785
Capital expenditures, net of sales proceeds	(5,727)	(4,732)	(21,915)
Consolidated adjusted free cash flow	(13,336)	3,668	14,935

CSI Compressco LP
Net cash provided by operating activities	9,958	20,469	11,340
Capital expenditures, net of sales proceeds	(3,796)	(2,453)	(18,906)
CSI Compressco free cash flow	6,162	18,016	(7,566)

TETRA Only
Cash from operating activities	(17,891)	(12,133)	24,725
ARO settlements	324	64	785
Capital expenditures, net of sales proceeds	(1,931)	(2,279)	(3,009)
Free cash flow before ARO settlements	(19,498)	(14,348)	22,501
Distributions from CSI Compressco LP	5,574	5,575	7,675
Adjusted free cash flow	(13,924)	(8,773)	30,176

Schedule H: Non-GAAP Reconciliation of TETRA Net Debt

The cash and debt positions of TETRA and CSI Compressco LP as of September 30, 2016, are shown below. TETRA and CSI Compressco LP’s debt agreements are distinct and separate with no cross default provisions, no cross collateral provisions and no cross guarantees. Management believes that the most appropriate method to analyze the debt positions of each company is to view them separately, as noted below.

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.

	September 30, 2016
	TETRA	CCLP	Consolidated
	(In Millions)
Non-restricted cash	$8.8	$13.4	$22.2

Revolver debt outstanding	125.8	176.6	302.4
Senior Notes outstanding	116.5	319.1	435.6
Net Debt	$233.5	$482.3	$715.8